Exhibit (g)(3)
CONFORMING ACCOUNTING AGENCY AGREEMENT
          Conforming Accounting Agency Agreement (the “Conforming Agreement”), made as of this 23rd day of November, 2011 by and between GMO Series Trust (the “Series Trust”), a business trust established under the laws of the Commonwealth of Massachusetts, and Brown Brothers Harriman & Co. (“BBH&Co.”).
          WHEREAS, GMO Trust (the “Trust”) and BBH&Co. are party to the Accounting Agency Agreement dated June 29, 2001, as amended, (the “Agreement”) pursuant to which the Administrator agrees to provide certain services to the Trust:
          WHEREAS, in connection with the creation of the Series Trust, the parties intend to apply the terms of the Agreement to the Series Trust;
          NOW, THEREFORE, in connection with the foregoing and in consideration of the mutual covenants herein set forth, the Series Trust, and BBH&Co. agree as follows:
1.	The terms of the Agreement shall apply, mutatis mutandis, to each series of the Series Trust as if it were a series of the Trust.

2.	A list of the series of the Series Trust is set forth in Schedule 1, which shall be amended from time to time by written notice from the Series Trust.

3.	A new Section 15, Privacy and Data Protection, is added:
“BBH&Co. shall protect and maintain the confidentiality, security and integrity of personal information in the manner provided for under, and otherwise comply with: (i) applicable laws, regulations, rules and industry standards related to the handling of such information, including without limitation Massachusetts regulation 201 CMR 17.00 and with all applicable foreign privacy and data protection laws, directives, rules, regulations or requirements related to the collection, processing and transfer of information pursuant to this Agreement from any jurisdiction outside of the United States; and (ii) reasonable policies, procedures and other requirements provided to BBH&Co. by the Trust or the Series Trust in writing from time to time. To the extent that BBH&Co.’s affiliates or other permitted agents or subcontractors have access to personal information, BBH&Co. shall require that such entities comply with terms and conditions related to personal information at least as protective of the personal information as those set forth herein. At all times, BBH&Co. shall remain responsible and liable for such entities’ compliance with this Agreement.”

     IN WITNESS WHEREOF; the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.
GMO SERIES TRUST*
By:____/s/ J.B. Kittredge__________
Name: J.B. Kittredge
Title: President
Reviewed by: MB
*  GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust of GMO Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of the Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of the Series Trust are not binding upon any of the Trustees or shareholders individually or any other series, but are binding only upon the assets and property of that series.
BROWN BROTHERS HARRIMAN & CO.
By:____/s/ Patricia R. Fallon_____________
Name: Patricia R. Fallon
Title: Managing Director

SCHEDULE 1
LIST OF GMO SERIES TRUST FUNDS 1
GMO Developed World Stock Series Fund
GMO Emerging Countries Series Fund
GMO Foreign Series Fund
GMO International Core Equity Series Fund
GMO International Growth Equity Series Fund
GMO International Large/Mid Cap Value Series Fund

[1]	As of November 14, 2011

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ACCOUNTING AGENCY AGREEMENT
     THIS ACCOUNTING AGENCY AGREEMENT is made as of June 29, 2001 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (the “Accounting Agent”), and GMO TRUST (the “Trust”), a Massachusetts business trust on behalf of each series of the Trust set forth on Schedule I hereto (each, a “Fund”).
     WHEREAS, the Trust is registered as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and
     WHEREAS, the Trust desires to retain the Accounting Agent to perform certain accounting and recordkeeping services on behalf of the Funds, and the Accounting Agent is willing to render such services.
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:
     1. Employment of Accounting Agent. The Trust hereby employs and appoints the Accounting Agent to act as its fund accounting agent on the terms set forth in this Agreement, and the Accounting Agent accepts such appointment.
     2. Delivery of Documents. The Trust will (i) furnish the Accounting Agent with properly certified or authenticated copies of resolutions of the Trust’s Board of Trustees authorizing the appointment of the Accounting Agent to provide certain fund accounting services to the Funds and approving this Agreement; (ii) provide the Accounting Agent with any other documents or resolutions (including but not limited to directions or resolutions of the Trust’s Board of Trustees) which relate to or affect the Accounting Agent’s performance of its duties hereunder or which the Accounting Agent may reasonably request; and (iii) notify the Accounting Agent promptly of any matter affecting the performance by the Accounting Agent of its services under this Agreement.
     3. Recordkeeping and Calculation of Net Asset Value. The Accounting Agent shall compute and determine the net asset value per share of each Fund as of the close of business on the New York Stock Exchange on each day on which such Exchange is open, unless otherwise directed by Proper Instructions. Such computation and determination shall be made in accordance with (1) the provisions of the Trust’s Declaration of Trust and By-Laws, as they may from time to time be amended and delivered to the Accounting Agent, (2) the votes of the Board of Trustees of the Trust at the time in force and applicable, as they may from time to time be delivered to the Accounting Agent, and (3) Proper Instructions. On each day that the Accounting Agent shall compute the net asset value per share of a Fund, the Accounting Agent shall provide such Fund’s investment adviser with written reports which the investment adviser may use to verify that portfolio transactions have been recorded in accordance with the Fund’s instructions and are reconciled with the Fund’s trading records.
     In computing the net asset value, the Accounting Agent may rely upon any information furnished by Proper Instructions, including without limitation any information (1) as to accrual of liabilities of the Fund and as to liabilities of the Fund not appearing on the books of account kept by the Accounting Agent, (2) as to the existence, status and proper treatment of reserves, if any, authorized by the Fund, (3) as to the sources of quotations to be used in computing the net asset value, including those listed in Appendix A, (4) as to the fair value to be assigned to any securities or other property for which price quotations are not readily available, and (5) as to the sources of information with respect to “corporate actions” affecting portfolio securities of the Fund, including those listed in Appendix A. (Information as to “corporate actions” shall include information as to dividends, distributions, stock splits, stock dividends, rights offerings, conversions, exchanges, recapitalizations, mergers, redemptions, calls, maturity dates and similar transactions, including the ex- and record dates and the amounts or other terms thereof). The Trust may instruct the Accounting Agent to utilize a particular source for the valuation of a specific Security or other Property and the Accounting Agent shall be protected in utilizing the valuation provided by such source without further inquiry in order to effect calculation of a Fund’s net asset value. Notwithstanding anything in this Agreement to the contrary, the Accounting Agent shall not be responsible for the failure of a Fund or its investment adviser to provide the Accounting Agent with Proper Instructions regarding liabilities which ought to be included in the calculation of such Fund’s net asset value.
     In like manner, the Accounting Agent shall compute and determine the net asset value of a Fund as of such other times as the Board of Trustees of the Trust from time to time may reasonably request.
     4. Expenses and Compensation. For the services to be rendered and the facilities to be furnished by the Accounting Agent as provided for in this Agreement, a Fund shall pay the Accounting Agent for its services rendered pursuant to this Agreement a fee based on such fee schedule as may from time to time be agreed upon in writing by the Trust and the Accounting Agent. In addition to such fee, the Accounting Agent shall bill a Fund separately for any out-of-pocket disbursements of the Accounting Agent. Out-of-pocket disbursements shall include, but shall not be limited to, postage, including courier services; telephone; telecommunications; printing, duplicating and photocopying charges; forms and supplies; filing fees; legal expenses; and travel expenses. The foregoing fees and disbursements shall be billed to the appropriate Fund by the Accounting Agent and shall be paid promptly by wire transfer or other appropriate means to the Accounting Agent.
     5. Standard of Care. The Accounting Agent shall be held to the exercise of reasonable care in computing and determining net asset value as provided in this Agreement, but shall not be held accountable or liable for any losses or damages a Fund or any shareholder or former shareholder of a Fund or any other person may suffer or incur arising from or based upon errors or delays in the determination of such net asset value resulting from any event beyond the reasonable control of the Accounting Agent unless such error or delay was due to the Accounting Agent’s negligence or reckless or willful misconduct in determination of such net asset value. (The parties hereto acknowledge, however, that the Accounting Agent’s causing an error or delay in the determination of net asset value may, but does not in and of itself, constitute negligence or reckless or willful misconduct.) In no event shall the Accounting Agent be liable or responsible to the Trust or any Fund, any present or former shareholder of the Trust or any Fund or any other person for any error or delay which continued or was undetected after the date of an audit performed by the certified public accountants employed by the Trust if, in the exercise of reasonable care in accordance with generally accepted accounting standards, such accountants should have become aware of such error or delay in the course of performing such audit. The Accounting Agent’s liability for any such negligence or reckless or willful misconduct which results in an error in determination of such net asset value shall be limited exclusively to the direct, out-of-pocket loss the Trust, any Fund, or shareholder or former shareholder thereof shall actually incur, measured by the difference between the actual and the erroneously computed net asset value, and any expenses the Trust or any Fund shall incur in connection with correcting the records of the Fund affected by such error (including charges made by the Fund’s registrar and transfer agent for making such corrections) or communicating with shareholders or former shareholders of the Fund affected by such error.
     Without limiting the foregoing, the Accounting Agent shall not be held accountable or liable to the Trust, any Fund, any shareholder or former shareholder thereof or any other person for any delays or losses, damages or expenses any of them may suffer or incur resulting from (1) the Accounting Agent’s failure to receive timely and suitable notification concerning quotations or corporate actions relating to or affecting portfolio securities of the Fund or (2) any errors in the computation of the net asset value based upon or arising out of quotations or information as to corporate actions if (i) received by the Accounting Agent either (a) from a source which the Accounting Agent was authorized pursuant to Section 3 hereof to rely upon, or (b) from a source which in the Accounting Agent’s reasonable judgment was as reliable a source for such quotations or information as the sources authorized pursuant to Section 3 hereof or (ii) relevant information known to the Trust, the Fund, the investment adviser or Accounting Agent’s pricing sources which would impact the calculation of net asset value is not communicated by the Trust, the Fund, the investment adviser or such pricing sources to the Accounting Agent.

     Nevertheless, the Custodian will use its best judgment in determining whether to verify through other sources any information it has received as to quotations or corporate actions if the Custodian has reason to believe that any such information might be incorrect. It is also agreed that in the event of any act, omission, error or delay in the determination of such net asset value leads to losses, costs or expenses for which the Accounting Agent may be liable, the Trust and the Accounting Agent will consult and make good faith efforts to reach agreement on what actions should be taken in order to mitigate any loss suffered by the Trust, any Fund or its present or former shareholders, in order that the Accounting Agent’s exposure to liability shall be reduced to the extent possible after taking into account all relevant factors and alternatives. Such actions might, but need not, include the Trust, any Fund or the Accounting Agent taking reasonable steps to collect from any shareholder or former shareholder who has received any overpayment upon redemption of shares such overpaid amount or to collect from any shareholder who has underpaid upon a purchase of shares the amount of such underpayment or to reduce the number of shares issued to such shareholder. It is understood that in attempting to reach agreement on the actions to be taken or the amount of the loss which should appropriately be borne by the Accounting Agent, the Trust and the Accounting Agent will consider such relevant factors as the amount of the loss involved, the Trust’s desire to avoid loss of shareholder good will, the fact that other persons or entities could have been reasonably expected to have detected the error sooner than the time it was actually discovered, the appropriateness of limiting or eliminating the benefit which shareholders or former shareholders might have obtained by reason of the error, and the possibility that other parties providing services to the Trust might be induced to absorb a portion of the loss incurred.
     6. Limitation of Liability.
          (a) The Accounting Agent shall incur no liability with respect to any telecommunications, equipment or power failures, or any failures to perform or delays in performance by postal or courier services or third-party information providers. The Accounting Agent shall also incur no liability under this Agreement if the Accounting Agent or any agent or entity utilized by the Accounting Agent shall be prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of causes or events beyond its control, including but not limited to (x) any Sovereign Risk, or (y) any provision of any present or future law, regulation or order of the United States or any state thereof, or of any foreign country or political subdivision thereof, or of any securities depository or clearing agency, or (z) any provision of any order or judgment of any court of competent jurisdiction. A “Sovereign Risk” shall mean any nationalization; expropriation; devaluation; revaluation; confiscation; seizure; cancellation; destruction; strike; act of war, terrorism, insurrection or revolution; or any other act or event beyond the Accounting Agent’s control.
          (b) Notwithstanding any other provision of this Agreement, the Accounting Agent shall not be held accountable or liable for any losses, damages or expenses the Fund or any shareholder or former shareholder of the Fund or any other person may suffer or incur arising from acts, omissions, errors or delays of the Accounting Agent in the performance of its obligations and duties hereunder, including without limitation any error of judgment or mistake of law, except a damage, loss or expense resulting from the Accounting Agent’s willful malfeasance, bad faith or negligence in the performance of such obligations and duties.
          (c) The Accounting Agent shall in no event be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction. The Trust on behalf of each Fund severally, and not jointly and severally, hereby agrees to indemnify the Accounting Agent against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any claim, demand, action or suit, in connection with or arising out of performance of its obligations and duties under this Agreement, not resulting from the willful malfeasance, bad faith or negligence of the Accounting Agent in the performance of such obligations and duties.
          (d) Except as set forth in Section 5 hereof, the Accounting Agent’s entire liability to the Trust or any Fund for any loss or damage arising or resulting from its performance or failure to perform hereunder and regardless of the form of action, shall be limited to the Trust’s or such Fund’s actual and direct out-of-pocket expenses and losses which are reasonably incurred by the Trust or such Fund. In no event and under no circumstances shall the Accounting Agent, the Trust or any Fund be held liable for consequential or indirect damages, loss of profits, damage to reputation or business or any other special damages arising under or by reason of any provision of this Agreement or for any act or omission hereunder.

     7. Reliance by the Accounting Agent on Proper Instructions and Opinions of Counsel and Opinions of Certified Public Accountants.
          (a) The Accounting Agent shall not be liable for, and shall be severally indemnified by each Fund against any and all losses, costs, damages or expenses arising from or as a result of, any action taken or omitted in reliance upon Proper Instructions.
     Proper Instructions shall include a written request, direction, instruction or certification signed or initialed on behalf of the Trust or any Fund by one or more persons as the Board of Trustees of the Trust shall have from time to time authorized. Those persons authorized to give Proper Instructions may be identified by the Board of Trustees by name, title or position and will include at least one officer empowered by the Board to name other individuals who are authorized to give Proper Instructions on behalf of the Trust or any Fund. Telephonic or other oral instructions or instructions given by telefax transmission may be given by any one of the above persons and will also be considered Proper Instructions if the Accounting Agent reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved.
     With respect to telefax transmissions, the Trust hereby acknowledges that (i) receipt of legible instructions cannot be assured, (ii) the Accounting Agent cannot verify that authorized signatures on telefax instructions are original, and (iii) the Accounting Agent shall not be responsible for losses or expenses incurred through actions taken in reasonable reliance on such telefax instructions. Proper Instructions given orally will be confirmed by written instructions in the manner set forth above, including by telefax, but the lack of such confirmation shall in no way affect any action taken by the Accounting Agent in reasonable reliance upon such oral instructions. The Trust authorizes the Accounting Agent to tape record any and all telephonic or other oral instructions given to the Accounting Agent by or on behalf of the Trust or any Fund (including any of its officers, Trustees, employees or agents or any investment manager or adviser or person or entity with similar responsibilities which is authorized to give Proper Instructions on behalf of the Trust or any Fund to the Accounting Agent.)
          (b) The Accounting Agent may consult with its counsel (provided such counsel is reasonably acceptable to the Trust whose consent shall not be unreasonably withheld) or the Trust’s counsel in any case where so doing appears to the Accounting Agent to be necessary or desirable. The Accounting Agent shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of its counsel or of the Trust’s counsel.
          (c) The Accounting Agent may consult with a certified public accountant (provided such certified public accountant is reasonably acceptable to the Trust whose consent shall not be unreasonably withheld) or the Trust’s Treasurer in any case where so doing appears to the Accounting Agent to be necessary or desirable. The Accounting Agent shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of such certified public accountant or of the Trust’s Treasurer.
     8. Termination of Agreement.
          (a) This Agreement shall continue in full force and effect until terminated by the Accounting Agent or the Trust by an instrument in writing delivered or mailed, postage prepaid, to the other party, such termination to take effect not sooner than ninety (90) days after the date of such delivery or mailing. In the event a termination notice is given by a party hereto, all expenses associated with the movement of records and materials and the conversion thereof shall be paid by the Trust for which services shall cease to be performed hereunder. The Accounting Agent shall be responsible for completing all actions in progress when such termination notice is given unless otherwise agreed.
     Notwithstanding anything in the foregoing provisions of this clause, if it appears impracticable in the circumstances to effect an orderly delivery of the necessary and appropriate records of the Accounting Agent to a successor within the time specified in the notice of termination as aforesaid, the Accounting Agent and the Trust agree that this Agreement shall remain in full force and effect for such reasonable period as may be required to complete necessary arrangements with a successor.
          (b) If the Accounting Agent shall fail to perform its duties and obligations hereunder resulting in material loss to the Trust or any Fund, the Trust may terminate this Agreement by giving written notice of such termination to the Accounting Agent. If the Trust shall fail to perform its duties and obligations hereunder resulting in material loss to the Accounting Agent, the Accounting Agent may give written notice thereof to the Trust, and if such material breach shall not have been remedied within thirty (30) calendar days after such written notice is given, then the Accounting Agent may immediately terminate this Agreement. If the Accounting Agent terminates this Agreement pursuant to this Section 8(b), it shall not constitute a waiver of any other rights or remedies of the Accounting Agent with respect to payment for services performed prior to such termination or rights of the Accounting Agent to be reimbursed for out-of-pocket expenses. In all cases, termination by a party pursuant to this Section

8(b) shall not constitute a waiver by such party of any other rights it might have under this Agreement or otherwise against the other party hereto.
          (c) This Section 8 shall survive any termination of this Agreement, whether for cause or not for cause.
     9. Amendment of this Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by a statement in writing signed by the party against which enforcement of the amendment or termination is sought.
     In connection with the operation of this Agreement, the Trust and the Accounting Agent may agree in writing from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.
     In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.
     The section headings and the use of defined terms in the singular or plural tenses in this Agreement are for the convenience of the parties and in no way alter, amend, limit or restrict the contractual obligations of the parties set forth in this Agreement.
     10. GOVERNING LAW AND JURISDICTION. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY

THE LAWS OF, THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW OF SUCH STATE. THE PARTIES HERETO IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS AND THE FEDERAL COURTS LOCATED IN MASSACHUSETTS.
     11. Notices. Notices and other writings delivered or mailed postage prepaid to a Trust addressed to the Trust at 40 Rowes Wharf, Boston, Massachusetts 02110 or to such other address as the Trust may have designated to the Accounting Agent in writing, or to the Accounting Agent at 40 Water Street, Boston, MA 02109, Attention: Manager, Fund Accounting Department, or to such other address as the Accounting Agent may have designated to the Trust in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee.
     12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Trust and the Accounting Agent and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party.
     13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and which collectively shall be deemed to constitute only one instrument. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties.

     14. Exclusivity. The services furnished by the Accounting Agent hereunder are not to be deemed exclusive, and the Accounting Agent shall be free to furnish similar services to others.
     15. Authorization. The Trust hereby represents and warrants that the execution and delivery of this Agreement have been authorized by the Trust’s Board of Trustees and that this Agreement has been signed by an authorized officer of the Trust.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.

BROWN BROTHERS HARRIMAN & CO.		GMO TRUST on behalf of each of the Funds set forth in Schedule I hereto

By:	/s/ Stokley P. Towles	By:	/s/ Elaine M. Hartnett

Name:	Stokley P. Towles	Name:	Elaine M. Hartnett
Title:	Partner	Title:	Vice President

SCHEDULE I
GMO International Disciplined Equity Fund
GMO International Intrinsic Value Fund
GMO International Growth Fund
GMO Currency Hedged International Equity Fund
GMO Foreign Fund
GMO Foreign Small Companies Fund
GMO International Small Companies Fund
GMO Emerging Markets Fund
GMO Evolving Countries Fund
GMO Asia Fund
GMO Tax-Managed International Equities Fund
GMO Global Hedged Equity Fund

APPENDIX A
The Trust on behalf of each Fund hereby acknowledges that the Accounting Agent is authorized to use the following authorized sources for pricing (including corporate actions, dividends and rights offering), and foreign exchange quotations, to assist it in fulfilling its obligations under the Accounting Agency Agreement.
AUTHORIZED SOURCES
BLOOMBERG
EXTEL (LONDON)
FUND MANAGERS
INTERACTIVE DATA CORPORATION
REPUTABLE BROKERS
REUTERS
SUBCUSTODIAN BANKS
TELEKURS
VALORINFORM (GENEVA)
REPUTABLE FINANCIAL PUBLICATIONS
STOCK EXCHANGES
FINANCIAL INFORMATION INC. CARD
JJ KENNY
FRI CORPORATION
MERRILL LYNCH PRICING SERVICE
MULLER
BRIDGE
Except as set forth in the Agreement, the Trust on behalf of each Fund hereby acknowledges and agrees that the Accounting Agent shall not guarantee and make no warranties whatsoever, with respect to the sources listed above and to the accuracy or completeness of currency and quotations, market information or other information. The Accounting Agent shall have no liability to the Trust, any Fund or any third party for any loss, damages or expenses arising from the use of the above listed sources.
GMO TRUST ON BEHALF OF THE FUNDS
SET FORTH IN SCHEDULE I

By: Name:	/s/ Elaine Hartnett Elaine Hartnett
Title:	Vice President
Date:	June 29, 2001

SECOND AMENDMENT TO ACCOUNTING AGENCY AGREEMENT
     This Second Amendment to Accounting Agency Agreement is dated as of , 2005 by and between GMO Trust (the “Trust”), a Massachusetts business trust acting on behalf of each series set forth on below (each a “Fund” and collectively, the “Funds”) and Brown Brothers Harriman & Co. (“BBH”).
     Whereas pursuant to an Accounting Agency Agreement dated as of June 29, 2001 by and between BBH and the Trust, as amended to date (the “Agreement”), BBH has been appointed as accounting agent for certain funds as provided in the Agreement;
     Whereas the Trust has requested and BBH has agreed to add each Fund listed on Schedule I hereto as parties to the Agreement to the extent such Fund is not an original party hereto;
     Now therefore, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree to amend the Agreement as follows:
I. Amendment to the Agreement
     Schedule I to the Agreement is hereby deleted in its entirety and Schedule I attached hereto is hereby substituted therefore.
II. Miscellaneous
1. As amended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.
2. By signing below where indicated, the Trust on behalf of each Fund hereby ratifies and affirms each of the representations and warranties and confirms that each such representation and warranty remains true and correct as of the date hereof.
3. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.
4. Upon receipt by BBH of a fully executed copy of this Second Amendment, this Second Amendment shall be deemed to be executed as an instrument under seal and governed by such laws as provided in Section 10 of the Agreement. This Second Amendment may be executed in original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Second Amendment and together with the Agreement, shall represent the entire understanding of the parties hereto.
BROWN BROTHERS HARRIMAN & CO.

By:
Name:
Title:
GMO TRUST on behalf of itself and
each Fund set forth on Schedule I hereto

By:
Name:
Title:

SCHEDULE I
to Second Amendment to Accounting Agency Agreement
List of All Current Funds
International Intrinsic Value Fund
International Growth Equity Fund International Core Equity Fund
Currency Hedged International Equity Fund
International Growth Fund
International Disciplined Equity Fund Foreign Fund
International Small Companies Fund Emerging Markets Fund
Emerging Countries Fund
Emerging Markets Quality Fund Foreign Small Companies Fund
Tax-Managed International Equities Fund Global Growth Fund
Developed World Stock Fund Alpha Only Fund
Taiwan Fund
November 2005